Exhibit 5.1

November 12, 2004

GulfMark Offshore, Inc.
Five Post Oak Park Building
4400 Post Oak Parkway, Suite 1170
Houston, Texas 77027

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for GulfMark Offshore, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance by the Company of $160,000,000 aggregate principal amount of its new 7 3/4% Senior Notes due 2014 (the “Exchange Notes”), in connection with the proposed exchange of an aggregate of $160,000,000 principal amount of the Exchange Notes for an equal principal amount of its outstanding 7 3/4% Senior Notes due 2014 (the “Old Notes” and, collectively with the Exchange Notes, the “Notes”). Each capitalized term used herein, unless otherwise defined herein, has the meaning ascribed to it in the Registration Statement.

The Old Notes are, and the Exchange Notes, upon issuance, will be, governed by the Indenture (the “Indenture”) dated as of July 21, 2004, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Before rendering our opinion, we examined the Indenture and the form of the Exchange Notes. We also examined the Registration Statement, together with the exhibits thereto, and such certificates of officers of the Company, other documents and records as we have deemed necessary for the purposes of this opinion. As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) the Exchange Notes will have been duly executed, issued and delivered by

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November 12, 2004

duly authorized officers of the Company, and authenticated by the Trustee, all in accordance with the terms of the Indenture and the prospectus contained in the Registration Statement, against surrender and cancellation of a like principal amount of Old Notes; and (iii) the Exchange Notes will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus. In addition, we have assumed that there will not have occurred any change in law affecting the validity or enforceability of the Exchange Notes, and that none of the terms of the Exchange Notes to be established subsequent to the date hereof, nor the issuance and delivery of the Exchange Notes, nor the compliance by the Company with the terms of the Exchange Notes, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon the foregoing and subject to the limitations and qualifications set forth below, we are of the opinion that:

1.	The Exchange Notes will be legally issued and will constitute valid and binding obligations of the Company when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and (b) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture.

The opinions set forth in numbered paragraph 1 are subject to the qualification that enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting the enforcement of creditors’ rights, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in a foreign currency or currency unit.

Our opinions set forth below are limited to the law of the State of Texas, the General Corporation Law of the State of Delaware and the federal laws of the United States, and we do not express any opinion herein concerning any other laws.

This opinion is intended to be filed as an exhibit to the Registration Statement for the benefit of the holders of the Old Notes who will be acquiring the Exchange Notes to be issued pursuant thereto and may not be otherwise used or relied upon and may not be otherwise disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent. However, we consent to the use and filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus contained therein. In giving such consent we do not imply or admit that we are within the category of persons whose

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November 12, 2004

consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Strasburger & Price, L.L.P.

Strasburger & Price, L.L.P.